Exhibit 10.6

TELEPHONE AND DATA SYSTEMS, INC.
2020 LONG-TERM INCENTIVE PLAN
2020 PERFORMANCE SHARE AWARD AGREEMENT

Telephone and Data Systems, Inc., a Delaware corporation (the “Company”), hereby grants to the recipient of this award (the “Employee”) as of May 21, 2020 (the “Grant Date”), pursuant to the provisions of the Telephone and Data Systems, Inc. 2020 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”), a Performance Share Award (the “Award”) with a target opportunity equal to «PSA» shares of Common Stock (the “Target Opportunity”), upon and subject to the restrictions, terms and conditions set forth below. Depending on performance during the Performance Period (for all purposes of this Award Agreement, as defined in Exhibit A hereto), the Employee may be entitled under this Award Agreement to shares of Common Stock equal to 0% to 200% of the Target Opportunity, in accordance with Section 3 below. Capitalized terms not defined herein shall have the meanings specified in the Plan.
1.Award Subject to Acceptance.
The Award shall become null and void unless the Employee accepts this Award Agreement by executing it in the space provided at the end hereof and returning it to the Senior Vice President-Human Resources of the Company.
2.Rights as Stockholder.
The Employee shall not be entitled to any privileges of ownership with respect to the shares of Common Stock subject to the Award unless and until, and only to the extent, such shares become vested pursuant to the terms of this Award Agreement and the Employee becomes a stockholder of record with respect to such shares. As of each date prior to the settlement of the Award on which the Company pays a regular cash dividend to record owners of shares of Common Stock (a “Dividend Date”), then the number of shares subject to the Award shall increase by (i) the product of the Target Opportunity (as increased from time to time by cash dividend equivalents previously credited pursuant to this Section 2) immediately prior to such Dividend Date multiplied by the dollar amount of the cash dividend paid per share of Common Stock on such Dividend Date, divided by (ii) the Fair Market Value of a share of Common Stock on such Dividend Date, with such amount rounded down to the nearest whole number. Any such additional shares shall be subject to the same vesting conditions and payment terms set forth herein as the shares to which they relate.
3.Performance-Based Vesting Conditions.
(a) In General. The Award shall vest and become nonforfeitable pursuant to the terms of this Award Agreement and the Plan and based on the achievement of Performance Measures (for all purposes of this Award Agreement, as defined in accordance with Exhibit A hereto and determined in accordance with criteria approved by the Committee) during the Performance Period, provided that the Employee remains continuously employed with the Employers and Affiliates through the last day of the Performance Period (or as otherwise set forth in Section 4 below). Achievement of the Performance Measures shall be determined and certified by the Committee in writing prior to the settlement of the Award (but in any event within sixty (60) days following the last day of the Performance Period, or if earlier, the date of the occurrence of a Change in Control).
(b) Fractional Shares. Only a whole number of shares of Common Stock may be issued in respect of this Award. If a fractional number of shares of Common Stock is scheduled to vest pursuant to this Section 3, such number of shares shall be rounded down to the nearest whole number, with the fractional portion thereof forfeited.
(c) Forfeiture. To the extent shares of Common Stock subject to the Award fail to vest pursuant to this Section 3, then the Award shall be forfeited as it relates to those shares (except as provided in Section 7 in connection with a Change in Control), and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to unvested accumulated dividend equivalents under Section 2).
4.Termination of Employment.
(a) Death, Disability or Retirement. Except as otherwise provided in Section 7 in connection with a Change in Control, if the Employee terminates employment with the Employers and Affiliates prior to the last day of the Performance Period due to death, Disability or Retirement, then the Employee (or his or her beneficiary, as applicable) shall receive a pro-rata portion of the vested Award, with such vesting calculated in accordance with Section 3 based upon actual achievement of the Performance Measures through the end of the Performance Period, and the remaining portion of the Award shall be forfeited and the Employee (or his or her beneficiary, as applicable) shall have no rights with respect thereto (including, without limitation, any rights relating to unvested accumulated dividend equivalents under Section 2). Such pro-rata portion shall be measured by a fraction, of which the numerator is the number of whole months of the Performance Period during which the Employee remained in continuous employment with the Employers and Affiliates, and the denominator is the number of whole months of the Performance Period. Subject to Section 7 in connection with a Change in Control, the shares payable to the Employee (or his or her beneficiary, as applicable) pursuant to this Section 4(a) shall be delivered following the Performance Period at the time set forth in Section 6 hereof.

For purposes of this Award Agreement, “Disability” shall mean a total physical disability which, in the Committee’s judgment, prevents the Employee from substantially performing such Employee’s employment duties and responsibilities for a continuous period of at least six months, and “Retirement” shall mean the Employee’s termination of employment on or after January 1, 2021 and at or after attainment of age 66. For the avoidance of doubt, if the Employee’s employment terminates by reason of negligence or willful misconduct, as determined by the Company in its sole discretion, such termination shall not qualify as a termination due to Retirement (despite the attainment of age 66 by the Employee).
(b) Other Termination of Employment. Except as otherwise set forth in Section 7 in connection with a Change in Control, if the Employee terminates employment with the Employers and Affiliates prior to the last day of the Performance Period for a reason other than death, Disability or Retirement, then the Award immediately shall be forfeited in its entirety on the date of such termination, and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to accumulated dividend equivalents under Section 2).
5.Forfeiture of Award and Award Gain upon Competition, Misappropriation, Solicitation or Disparagement.
Notwithstanding any other provision herein, if the Employee engages in (i) Competition (as defined in this Section 5 below), (ii) Misappropriation (as defined in this Section 5 below), (iii) Solicitation (as defined in this Section 5 below), or (iv) Disparagement (as defined in this Section 5 below), in each case as determined by the Company in its sole discretion, then (i) on the date of such Competition, Misappropriation, Solicitation or Disparagement, the Award immediately shall be forfeited and the Employee shall have no rights with respect thereto and (ii) the Employee shall pay the Company, within five business days of receipt by the Employee of a written demand therefore, an amount in cash determined by multiplying the number of shares of Common Stock delivered to the Employee pursuant to the Award within the twelve-month period immediately preceding such Competition, Misappropriation, Solicitation or Disparagement, if any (without reduction for any shares of Common Stock delivered by the Employee or withheld by the Company pursuant to Section 8.3) by the Fair Market Value of a share of Common Stock on the date that the Award was settled. The Employee acknowledges and agrees that the Award, by encouraging stock ownership and thereby increasing an employee’s proprietary interest in the Company’s success, is intended as an incentive to participating employees to remain in the employ of the Employers or an Affiliate. The Employee acknowledges and agrees that this Section 5 is therefore fair and reasonable, and not a penalty.
The Employee may be released from the Employee’s obligations under this Section 5 only if and to the extent the Committee determines in its sole discretion that such release is in the best interests of the Company.
The Employee agrees that by executing this Award Agreement the Employee authorizes the Employers and any Affiliate to deduct any amount owed by the Employee pursuant to this Section 5 from any amount payable by the Employers or any Affiliate to the Employee, including, without limitation, any amount payable to the Employee as salary, wages, vacation pay or bonus. The Employee further agrees to execute any documents at the time of setoff required by the Employers and any Affiliate in order to effectuate the setoff. This right of setoff shall not be an exclusive remedy (the Employer shall be entitled to any other remedy permitted under applicable law) and an Employer’s or an Affiliate’s election not to exercise this right of setoff with respect to any amount payable to the Employee shall not constitute a waiver of this right of setoff with respect to any other amount payable to the Employee or any other remedy. Should the Employers and/or any Affiliate institute a legal action against the Employee to recover the amounts due, the Employee agrees to reimburse the Employers and/or any Affiliate for their reasonable attorneys’ fees and litigation costs incurred in recovering such amounts from the Employee.
For purposes of this Award Agreement, “Competition” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf (i) has contact with any customer of an Employer or Affiliate or with any prospective customer which has been contacted or solicited by or on behalf of an Employer or Affiliate for the purpose of soliciting or selling to such customer or prospective customer the same or a similar (such that it could substitute for) product or service provided by an Employer or Affiliate during the Employee’s employment with the Employers and the Affiliates; or (ii) becomes employed in the business or engages in the business of providing wireless, telephone, broadband or information technology products or services in any county or county contiguous to a county in which an Employer or Affiliate provided such products or services during the Employee’s employment with the Employers and the Affiliates or had plans to do so within the twelve month period immediately following the Employee’s termination of employment.
For purposes of this Award Agreement, “Misappropriation” shall mean that the Employee (i) uses Confidential Information (as defined below) for the benefit of anyone other than the Employers or an Affiliate, as the case may be, or discloses the Confidential Information to anyone not authorized by the Employers or an Affiliate, as the case may be, to receive such information; (ii) upon termination of employment, makes any summaries of, takes any notes with respect to or memorizes any Confidential Information or takes any Confidential Information or reproductions thereof from the facilities of the Employers or an Affiliate or (iii) upon termination of employment or upon the request of the Employers or an Affiliate, fails to return all Confidential Information then in the Employee’s possession. For the avoidance of doubt, “Misappropriation” does not include disclosure of Confidential Information to a governmental regulatory agency, such as the U.S. Securities and Exchange Commission, provided that the Employee informs the agency that the Employers and/or Affiliates deem the information to be confidential. “Confidential Information” shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs and other material embodying trade secrets or confidential technical, business or financial information of the Employers or an Affiliate.

For purposes of this Award Agreement, “Solicitation” shall mean that the Employee, directly or indirectly, individually or in conjunction with any Person, during the Employee’s employment with the Employers and the Affiliates and for the twelve months after the termination of that employment for any reason, other than on any Employer’s or Affiliate’s behalf, solicits, induces or encourages (or attempts to solicit, induce or encourage) any individual away from any Employer’s or Affiliate’s employ or from the faithful discharge of such individual’s contractual and fiduciary obligations to serve the Employers’ and Affiliates’ interests with undivided loyalty.
For purposes of this Award Agreement, “Disparagement” shall mean that the Employee has made a material statement (whether oral, written or electronic) to any Person other than to an officer of an Employer or an Affiliate that disparages or demeans the Employers, any Affiliate, or any of their respective owners, directors, officers, employees, products or services. For the avoidance of doubt, “Disparagement” does not include making truthful statements to any governmental regulatory agency or to testimony in any legal proceeding.

6.Delivery of Shares.
Subject to Sections 7 and 8.3, as soon as practicable following the end of the Performance Period (but no later than the 15th day of the third month following the end of the Performance Period), the Company shall deliver or cause to be delivered to the Employee (or the Employee’s beneficiary, as applicable) one or more certificates issued in the Employee’s (or beneficiary’s) name (or such name as is acceptable to the Company and designated in writing by the Employee (or beneficiary)) representing the shares of Common Stock that have become vested pursuant to this Award (or such delivery shall be evidenced by appropriate entry in the books of the Company or a duly authorized transfer agent of the Company). The holder of the Award shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, unless the Company in its discretion elects to make such payment. Prior to the issuance to the Employee of shares of Common Stock with respect to the vested Award, the Employee shall have no direct or secured claim in any specific assets of the Company or in such shares, and will have the status of a general unsecured creditor of the Company.
7.Change in Control.
(a) In General. If a Change in Control occurs prior to the last day of the Performance Period, then the Performance Measures applicable to the Award shall be deemed to have been achieved based on the greater of (i) actual achievement (as determined in accordance with Exhibit A hereto) through the date of the occurrence of the Change in Control and (ii) an achievement level resulting in a payout equal to the Target Opportunity (the portion of the Award eligible for vesting upon a Change in Control applying such achievement, and as adjusted by Section 2 and Section 8.4, to the extent applicable, the “Change in Control Shares”), and the Change in Control Shares shall vest and become nonforfeitable if the Employee remains continuously employed with the Employers and Affiliates through the last day of the Performance Period. In such case, the Change in Control Shares shall be delivered to the Employee following the Performance Period at the time set forth in Section 6 hereof. To the extent shares of Common Stock subject to the Award fail to vest under Section 7(a), (b) or (c) hereof in connection with a Change in Control, then the Award shall be forfeited as it relates to such unvested shares, and the Employee shall have no rights with respect thereto (including, without limitation, any rights relating to unvested accumulated dividend equivalents under Section 2).
(b) Award Not Assumed. Notwithstanding Section 7(a), if the Award is not effectively assumed or continued by a surviving or acquiring company in the Change in Control (including by reason of the surviving or acquiring company not being publicly traded in the United States), as determined by the Committee as constituted immediately prior to the Change in Control, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee within sixty (60) days following the occurrence of the Change in Control; provided however that if the Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code, and such accelerated payment is not permitted by section 409A of the Code, then payment with respect to the vested Change in Control Shares shall be made following the Performance Period at the time set forth in Section 6 hereof (or if earlier, the time set forth in Section 7(c)).
(c) Termination of Employment Prior to Last Day of Performance Period. Notwithstanding Section 7(a), and subject to Section 7(b), if the Employee’s employment by the Employers and Affiliates is terminated following a Change in Control but prior to the last day of the Performance Period (i) due to death, Disability or Retirement, (ii) by the Company without Cause or (iii) by the Employee for Good Reason, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee (or his or her beneficiary, as applicable) within sixty (60) days following the date of such termination of employment, subject to Section 9.4; provided, however, that if the Award is considered “nonqualified deferred compensation” within the meaning of section 409A of the Code and (X) the Change in Control is not a “change in control event” within the meaning of section 409A of the Code, (Y) the termination of employment occurred more than two years following the Change in Control, or (Z) the accelerated payment otherwise is not permitted by section 409A of the Code, then the Change in Control Shares shall vest and become nonforfeitable and be delivered to the Employee (or his or her beneficiary, as applicable) following the Performance Period at the time set forth in Section 6 hereof.
(d) Definition of Cause. For purposes of this Award Agreement, “Cause” shall have the meaning set forth in the employment agreement between the Employee and an Employer as in effect on the Grant Date, if any. If the Employee is not a party to such an employment agreement that contains such definition, “Cause” shall mean, with respect to the Employee (as reasonably determined in good faith by the Committee):
(1) any conviction of, or plea of nolo contendere to, a felony;

(2) the theft, conversion, embezzlement or misappropriation by the Employee of funds or other assets of the Employers and Affiliates or any other act of fraud or dishonesty with respect to the Employers and Affiliates;
(3) a material breach by the Employee of his or her employment duties and responsibilities (other than as a result of incapacity due to physical or mental illness) (A) which is the result of the Employee’s gross negligence or (B) which is demonstrably willful and deliberate on the Employee’s part and which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Employers and Affiliates; or
(4) the Employee’s Competition, Misappropriation, Solicitation or Disparagement (in each case, as defined in Section 5), or other material violation of a restrictive covenant made by the Employee for the benefit of the Employers and Affiliates.
(e) Definition of Good Reason. For purposes of this Award Agreement, “Good Reason” shall have the meaning set forth in the employment agreement between the Employee and an Employer as in effect on the Grant Date, if any. If the Employee is not a party to such an employment agreement that contains such definition, “Good Reason” shall mean the occurrence of any of the following events without the Employee’s written consent and which is not remedied by the Employers and Affiliates within thirty (30) days after receipt of written notice from the Employee specifying such event:
(1) a material diminution in the Employee’s authority, duties or responsibilities with the Employers and Affiliates as in effect immediately prior to the Change in Control;
(2) a material diminution in the authority, duties or responsibilities of the person at the Employers and Affiliates to whom the Employee is required to report as in effect immediately prior to the Change in Control;
(3) a reduction in the Executive’s rate of base salary, target annual bonus, target long-term incentive opportunity or retirement, welfare or other benefits as in effect immediately prior to the Change in Control (other than a reduction in retirement, welfare or other benefits similarly affecting all or substantially all executive officers); or
(4) the relocation of the office at which the Employee was principally employed immediately prior to the Change in Control to a location more than fifty (50) miles from the location of such office (except for required travel on business substantially consistent with the Employee’s business travel obligations immediately prior to the Change in Control).
“Good Reason” shall exist only if (i) the Employee provides to the applicable Employer or Affiliate the written notice specifying such event, as referenced above, within sixty (60) days following the initial existence of the event and (ii) the Employee terminates employment due to Good Reason within one hundred twenty (120) days following the initial existence of the event.
8.Additional Terms and Conditions of Award.
8.1.    Nontransferability of Award. Except to a beneficiary upon the Employee’s death (as designated on a form prescribed by the Company or under the terms of the Plan, and which may be designated on both a primary and contingent basis), the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all rights hereunder shall immediately become null and void.
By accepting the Award, the Employee agrees that if all beneficiaries designated on a beneficiary designation form prescribed by the Company predecease the Employee or, in the case of corporations, partnerships, trusts or other entities which are designated beneficiaries, are terminated, dissolved, become insolvent or are adjudicated bankrupt prior to the date of the Employee’s death, or if the Employee fails to properly designate a beneficiary on a beneficiary designation form prescribed by the Company (including by failure to return such form to the appropriate Company representative during the Employee’s lifetime), then the Employee hereby designates the following Persons in the order set forth herein as the Employee’s beneficiary or beneficiaries: (i) the Employee’s spouse, if living, or if none, (ii) the Employee’s then living descendants, per stirpes, or if none, (iii) the Employee’s estate.
8.2.    Investment Representation. The Employee hereby represents and covenants that (a) any shares of Common Stock acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Employee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation is true and correct as of the date of vesting of any shares hereunder or is true and correct as of the date of sale of any such shares, as applicable. As a condition precedent to the issuance or delivery to the Employee of any shares subject to the Award, the Employee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Committee shall in its sole discretion deem necessary or advisable.
8.3.    Tax Withholding. (a) The Employee timely shall pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If the Employee shall fail to timely advance the Required Tax Payments, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company or any Affiliate to the Employee.

(b) The Employee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock, the Fair Market Value of which shall be determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to the Employee pursuant to the Award, the Fair Market Value of which shall be determined as of the Tax Date or (4) any combination of (1), (2) and (3). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the minimum amount of the Required Tax Payments; provided, however, that in the case of withholding of such shares, the number of shares to be withheld to satisfy the Required Tax Payments shall be rounded up to the nearest whole share, and the Company shall reimburse the Employee in cash for any such excess tax withholding as soon as practicable thereafter.
8.4.    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of shares subject to the Award shall be appropriately adjusted by the Committee. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustment described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of the Employee. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
8.5.    Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares of Common Stock subject to the Award upon any securities exchange or under any law, the consent or approval of any governmental body or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares, such shares will not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.
8.6.    Award Confers No Rights to Continued Employment or Service. In no event shall the granting of the Award or the acceptance of this Award Agreement and the Award by the Employee give or be deemed to give the Employee any right to continued employment by or service with any Employer or any subsidiary or affiliate of an Employer.
8.7.    Decisions of Committee. The Committee or its delegate shall have the right to resolve all questions which may arise in connection with the Award. Any interpretation, determination or other action made or taken by the Committee or its delegate regarding the Plan or this Award Agreement shall be final, binding and conclusive.
8.8.    Company to Reserve Shares. The Company shall at all times prior to the cancellation of the Award reserve and keep available, either in its treasury or out of its authorized but unissued shares of Common Stock, the full number of shares subject to the Award from time to time (i.e., 200% of the Target Opportunity).
8.9.    Award Agreement Subject to the Plan. This Award Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith. The Employee hereby acknowledges receipt of a copy of the Plan.
8.10.    Award Subject to Clawback. The Award and any shares of Common Stock delivered pursuant to the Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
9.Miscellaneous Provisions.
9.1.    Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any Person or Persons who shall acquire any rights hereunder in accordance with this Award Agreement or the Plan.
9.2.    Notices. All notices, requests or other communications provided for in this Award Agreement shall be made in writing either (a) by actual delivery to the party entitled thereto, (b) by mailing in the United States mails to the last known address of the party entitled thereto, via certified or registered mail, postage prepaid and return receipt requested, (c) by telecopy with confirmation of receipt or (d) by electronic mail, utilizing notice of undelivered electronic mail features. The notice, request or other communication shall be deemed to be received (a) in case of delivery, on the date of its actual receipt by the party entitled thereto, (b) in case of mailing by certified or registered mail, five days following the date of such mailing, (c) in case of telecopy, on the date of confirmation of receipt and (d) in case of electronic mail, on the date of mailing, but only if a notice of undelivered electronic mail is not received.
9.3.    Governing Law. The Award, this Award Agreement and all determinations made and actions taken pursuant thereto, to the extent otherwise not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without regard to principles of conflicts of laws.

9.4.    Compliance with Section 409A of the Code. It is intended that this Award Agreement and the Plan be exempt from the requirements of section 409A of the Code to the maximum extent permissible under law. To the extent section 409A of the Code applies to this Award Agreement and the Plan, it is intended that this Award Agreement and the Plan comply with the requirements of section 409A of the Code to the maximum extent permissible under law. This Award Agreement and the Plan shall be administered and interpreted in a manner consistent with this intent. To the extent that the Award constitutes “nonqualified deferred compensation” within the meaning of section 409A of the Code, (i) for purposes of any provision of this Award Agreement providing for the payment of any amounts upon or following termination of employment (and for any other purpose required under section 409A of the Code), the Employee’s termination of employment shall be defined as the Employee’s Separation from Service, and (ii) if shares of Common Stock are to be delivered to the Employee under this Award Agreement due to the Employee’s Separation from Service, and if the Employee is a Specified Employee at the time of such separation, such shares shall be delivered to the Employee during the seventh calendar month following the calendar month during which the Employee separated from service (or if earlier, during the calendar month following the calendar month of the Employee’s death), notwithstanding any other provision in this Award Agreement. No particular tax result for the Employee with respect to any income recognized by the Employee in connection with this Award Agreement is guaranteed, and the Employee solely shall be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Employee in connection with this Award Agreement.
9.5.    Partial Invalidity. The invalidity or unenforceability of any particular provision of this Award Agreement shall not affect the other provisions hereof and this Award Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
9.6.     Amendment and Waiver. The Company may amend or waive the provisions of this Award Agreement at any time; provided, however, that in the event of any such amendment or waiver that would materially impair the rights of the Employee, such amendment or waiver shall be effective only with the written agreement of the Employee. No course of conduct or failure or delay in enforcing the provisions of this Award Agreement shall affect the validity, binding effect or enforceability of this Award Agreement.
9.7.     Counterparts. This Award Agreement may be executed in counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

TELEPHONE AND DATA SYSTEMS, INC.

By:	/s/ LeRoy T. Carlson, Jr.
LeRoy T. Carlson, Jr.
President & CEO

Accept grant electronically in Shareworks by Morgan Stanley account.

IMPORTANT NOTICE-PLEASE READ

You must have a beneficiary designation form on file submitted in hard copy form to:

TDS Madison Compensation Department or TDS Telecom Compensation Department

The form may be printed from your Shareworks by Morgan Stanley account under the “Documents” tab. You also may elect at any time to change a previously-designated beneficiary for your equity awards by completing and submitting a new beneficiary designation form.

EXHIBIT A

The following applies to TDS Corporate and OneNeck employees covered under the Company’s 2020 Long-Term Incentive Plan. Note that all performance measures are based on TDS Consolidated performance results.

ELEMENT		PROVISION
Performance Period		January 1, 2020 to December 31, 2022
Performance Measures and Weightings		•Return on Capital (“ROC”) (40%) •Total Revenue (40%) •Relative Total Shareholder Return (“TSR”) (20%)
Performance Measure Definitions	ROC
•Average of the three fiscal years in the Performance Period.

•Based on “Adjusted Net Operating Profit After Tax/Average Capital,” as currently defined by the Company
•Adjusted Net Operating Profit After Tax is defined as (Operating income plus Investment income plus Non-operating gains/losses plus Dividend income plus Interest income plus Other income (expense) plus effective interest expense on operating lease payments) multiplied by (1 – Effective Tax Rate).
•Average Capital is defined as total Debt (current & long-term) plus total Equity plus Right of Use Lease Liabilities (current & long-term)

	Total Revenue	•Cumulative over the three fiscal years in the Performance Period. •Consolidated Operating Revenue is based on the externally reported metric.
Relative TSR
•Determined for the Company, as well as the Peer Group (as defined below), from the beginning to the end of the Performance Period.
•Calculations subject to the following rules:
•Beginning stock price is the thirty (30) trading-day average closing stock price preceding January 1 of the first year of the Performance Period.
•Ending stock price is the thirty (30) trading-day average closing stock price preceding January 1 of the year following the end of the Performance Period, or the thirty (30) trading-day average closing stock price preceding the date of a Change in Control, if applicable.
•Dividends, if any, are deemed to be reinvested in additional shares of the subject company, based on the then-current closing stock price.
•TSR is expressed as an annualized percentage.
•Members of the Peer Group acquired (i.e., a transaction where the member is not the surviving entity), taken private or no longer publicly traded in the U.S. during the Performance Period will be deleted from the Peer Group and not included in the TSR calculation at any time during the three-year Performance Period.
•Members of the Peer Group that go bankrupt, are liquidated or dissolved, or otherwise cease conducting operations during the Performance Period will be deemed to have a TSR equal to -100% for the entire three-year Performance Period.
•The Company is not included in the Peer Group for purposes of determining the Company’s percentile ranking versus the Peer Group.
•The Company’s percentile ranking will be rounded to the nearest one-tenth of a percentage point.

Peer Group
The Peer Group consists of the following companies (or their publicly-traded successors by merger or other transaction in which the below company or one of its subsidiaries prior to the transaction is the surviving and continuing corporation):

Altice USA, Inc.
American Tower Corp.
AT&T, Inc.
Cable One, Inc.
CenturyLink, Inc.
Charter Communications, Inc.
Cincinnati Bell, Inc.
Comcast Corp.
Consolidated Communications Holdings, Inc.
Crown Castle International Corp.
DISH Network Corp.
Equinix, Inc.
IDT Corp.
NII Holdings, Inc.
SBA Communications Corp.
Shenandoah Telecommunications Co.
T-Mobile U.S., Inc.
Verizon Communications, Inc.
ViaSat Inc.
Vonage Holdings Corp.
Zayo Group Holdings, Inc.

The following applies to TDS Telecom employees covered under the Company’s 2020 Long-Term Incentive Plan. Note that all performance measures are based on TDS Telecom performance results.

ELEMENT		PROVISION
Performance Period		January 1, 2020 to December 31, 2022
Performance Measures and Weightings		•Total Revenue (40%) •Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (“EBITDA”) Margin Percent (40%) •Return on Capital (“ROC”) (20%)
Performance Measure Definitions	Total Revenue	•Cumulative over the three fiscal years in the Performance Period. •Operating Revenue is based on the externally reported metric.
Adjusted EBITDA Margin Percent
•Average of the three fiscal years in the Performance Period.

•Based on “Adjusted EBITDA/Operating Revenue,” as currently defined by the Company
•Adjusted EBITDA is defined as net income before: interest, taxes, depreciation, amortization and accretion, loss on impairment of goodwill, net gain or loss on asset disposals, net gain or loss on sale of business and other exit costs, net gain or loss on license sales and exchanges, net gain or loss on sale of investments.

ROC
•Average of the three fiscal years in the Performance Period.

•Based on “Adjusted Net Operating Profit After Tax/Average Capital,” as currently defined by the Company
•Adjusted Net Operating Profit After Tax is defined as (Operating income plus Investment income plus Non-operating gains/losses plus Dividend income plus Interest income plus Other income (expense) plus effective interest expense on operating lease payments) multiplied by (1 – Effective Tax Rate).
•Average Capital is defined as total Debt (current & long-term) plus total Equity plus Right of Use Lease Liabilities (current & long-term).